ZIM CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2006

Ottawa, Canada – February 14, 2006 - ZIM Corporation (OTCBB: ZIMCF), a global mobile service provider, aggregator and application developer for the SMS (Short Message Service) market, today announced its results for the three and nine months ended December 31, 2005. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the third quarter was $1,355,459, a decrease compared with revenue of $2,810,821 in the third quarter of last fiscal year. The decrease is primarily attributable to the decline in revenue from our SMS aggregation services caused by the continued saturation of the aggregation market.

Net loss for the quarter ended December 31, 2005 was $2,391,930, or a basic and diluted loss per share of $0.04. Included in the net loss for the quarter ended December 31, 2005 is a non-cash amount of $2,133,197 relating to the impairment of the goodwill recognized in the EPL acquisition. Due to the decrease in revenues relating to ZIM’s aggregation services, management does not expect revenues to improve. As a result an impairment was recorded. The net loss from operations for the third quarter of this fiscal year, before the impairment of the goodwill was, $258,733, compared to a net loss for the quarter ended December 31, 2004 of $252,854.

Revenue for the nine months ended December 31, 2005, was $6,101,632 as compared to revenue of $7,516,537 for nine months ended December 31, 2004. The decrease is a result of decreased revenue relating to our SMS segment. Net loss for the nine months ended December 31, 2005 was $2,957,531 or $0.05 per share. The net loss from operations for the nine months ended December 31, 2005, before the impairment of the goodwill was, $824,334 as compared to a net loss of $1,780,073 in the nine months ended December 31, 2004.

“As we complete this fiscal year, we are focusing our efforts on expanding our services to include mobile entertainment, either through acquisitions or through internal growth. We believe the opportunity within the mobile industry is with mobile entertainment, including such things as ring tones, wallpapers and other sources of media. We believe that our experience as an aggregator combined with our strong technology and wireless network connections will enable us to move into the mobile entertainment space” said Michael Cowpland, the chief executive officer of ZIM.

ZIM had cash of $447,238 at December 31, 2005 as compared to $737,888 at March 31, 2005. In addition, ZIM received $421,302 on the unsecured revolving line of credit from Dr. Cowpland, ZIM’s chief executive officer. Cash used in operations for the nine months ended December 31, 2005 was $624,291.

About ZIM

ZIM is a mobile service provider, aggregator and application developer for the global SMS market. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Chat, and its message delivery services include Bulk SMS and Premium SMS. ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

For more information:

Jennifer North

Chief Financial Officer

ZIM Corporation

Phone: 1 613.727.1397 ext. 121

E-mail: jnorth@zim.biz